Exhibit 2.2

                      THIS ASSET PURCHASE AMENDING AGREEMENT is made as of December 10, 2004

BETWEEN:

                6295215 CANADA INC., a corporation governed by the laws of Canada,

                        (the "Purchaser")

                                                            - and -

                        BLUENOTES LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario,

                        (the "Vendor")

                                                            - and -

                        RETAIL LICENSING COMPANY, a corporation existing under the laws of the State of Nevada,

                        (the "Trademark Vendor")

                                                            - and -

                        AMERICAN EAGLE OUTFITTERS CANADA CORPORATION, an unlimited liability company existing under the laws of the Province of Nova Scotia,

                        ("American Eagle Canada")

                                                            - and -

                        3049463 NOVA SCOTIA ULC, an unlimited liability company existing under the laws of the Province of Nova Scotia,

                        ("GP")

RECITALS:

A.        The Parties are all party to an asset purchase agreement dated November 22, 2004 (the "Purchase Agreement").

B.        The Purchase Agreement contemplates the purchase and sale of the Purchased Assets and the Purchased Trademarks and the assumption of the Assumed Liabilities on December 5, 2004 or such other date as the Vendor and Purchaser may agree in writing.

C.        By a letter agreement dated December 3, 2004, the Parties agreed to extend the Closing Date to December 10, 2004 (the "Letter Agreement").

 D.        The Parties desire to make certain amendments to the Purchase Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1       Asset Purchase Amending Agreement

This asset purchase amending agreement supersedes and replaces the Letter Agreement.

1.2       Defined Terms.

All defined terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement, unless otherwise defined herein.

ARTICLE 2

ASSET PURCHASE AMENDING AGREEMENT

2.1              Effective Closing Time

Section 1 of the Purchase Agreement is hereby amended as follows:

                (i)         to add as a new definition the following immediately above subsection 1.1(v):

                            "(v1)    "Effective Closing Time" means 12:01 a.m. on December 5, 2004."

                (ii)        to add in subsection 1.1(jj) at the end of the definition of "Final Amount", the following:

                            "and means an amount equal to the aggregate of the lesser of (a) the Vendor's cost of the buttons and (b) 50% of the Average Retail Value of the buttons sold by the Purchaser in the week ending April 2, 2005, per unit of button which forms part of the Remaining Inventory."

                (iii)        to add in subsection 1.1(eeee) "Remaining Inventory" after the words Purchased Inventory, the following:

                              "including all units of buttons".

                (iv)       All references in the Purchase Agreement to "Inventory In-Transit" and "Inventory On Hand" shall be read to include all units of buttons.

2.2       Closing Date

The reference to "December 5, 2004" is deleted from the definition of "Closing Date" in the Purchase Agreement and replaced with one business day following the date on which all of the conditions for closing in Article 11 have been satisfied or waived. The definitions of "Working Capital Assets" and "Working Capital Liabilities" are amended to delete all references to "Closing Date" and replace them with references to "Effective Closing Time". The definitions of  "Petty Cash" and "Store Floats" are amended to delete all references to "Effective Time" and replace them with reference to "Effective Closing Time".

2.3       Closing Condition

For purposes of subsection 11.1(f)(i), the Purchaser agrees that: (a) delivery to the Purchaser of a fully executed landlord assignment in respect of each Store Lease, in a form agreed upon by the Vendor and the Purchaser, shall constitute one of the forms of written comfort acceptable to the Purchaser; and (b) the reference to volume of sales therein shall be with reference to volume of sales in the relevant Leased Store for the 12 month period ended November 28, 2004.

ARTICLE 3

EFFECTIVE DATE CLOSING

3.1       Effective Date

Notwithstanding anything in the Purchase Agreement to the contrary, it is the intention of the Parties that the economic effect of the purchase and sale of the Purchased Assets and the Purchased Trademarks and the assumption of the Assumed Liabilities pursuant to the Purchase Agreement shall be as of the Effective Closing Time.  In order to give effect to the foregoing, the Vendor shall pay to the Purchaser or the Purchaser shall pay to the Vendor the amounts contemplated in Section 2.2 at the time(s) and in accordance with the provisions of such Section.  Such payment shall be treated as a reduction (increase) in the Purchased Asset Amount if paid by the Vendor (Purchaser).

3.2       Determination of Net Cash Receipts

(a)        At Closing, the Vendor shall credit in favour of the Purchaser against the Closing Date Amount, 50% of the Net Sales Proceeds for sales at all of the Leased Stores other than the Excluded Leased Store, plus 25% of the Net Sales Proceeds for sales at the Excluded Leased Store, in respect of the period from December 5 to and including December 11, 2004. The Parties shall perform a reconciliation of the actual amount of the Net Sales Proceeds and the corresponding amount credited against the Closing Date Amount pursuant to this subsection 3.2(a), and any difference shall be adjusted between the Parties following Closing.

(b)       The Vendor shall account to the Purchaser for cash receipts by the Vendor from sales to customers ("Cash Receipts") during the period from and including December 12, 2004 to the Effective Time (the "Intervening Period") less cash disbursements by the Vendor and the Parent made in the ordinary course in connection with the operation of the Purchased Business ("Cash Disbursements") during the Intervening Period.

(a)       The Vendor shall notify the Purchaser of its determination of Cash Receipts and Cash Disbursements no later than five (5)    Business Days after the Closing Date.  The Purchaser shall have three (3) Business Days following receipt of such notice to review the Vendor's determination.  The Purchase shall have access to all documents in the possession or under the control of the Vendor or any of its affiliates, reasonably required for such review. If no written objection is made by the Purchaser   within the aforesaid time period, the amounts determined by the Vendor shall be final and binding upon the Parties.

            (b)     In the event that the Purchaser gives to the Vendor a written notice of objection within such three (3) Business Day period,                       the Purchaser and the Vendor shall attempt in good faith to resolve the matters in dispute. If the matters in dispute are not                       resolved within five (5)  Business Days after the delivery of the notice of dispute, the matters in dispute not resolved will be                       submitted to the Arbitrator. The Arbitrator shall be instructed by the Vendor and the Purchaser to make a determination as                       to all remaining matters in dispute within ten (10)  Business Days of the submission of same. The Arbitrator shall be further                       instructed by the Vendor and the Purchaser to choose between the positions adopted by the Vendor and the Purchaser.  The determinations of the Arbitrator shall be final and binding upon the Parties. Each of the Vendor and the Purchaser, shall pay 50% of the fees and expenses of the Arbitrator in connection with the performance of the duties imposed upon it under this Section 10.2.

(c)          The amount by which Cash Receipts exceeds (or is exceeded by) Cash Disbursements shall by paid by the Vendor               (Purchaser) within ten (10) Business Days after the Closing Date provided that if the Purchaser has given written               notice of an objection to the Vendor's determination of Cash Receipts and Cash Disbursements, the amount to be               paid by the Vendor or Purchaser within such ten (10) Business Day period shall be the amount which is not in               dispute and the remainder will be paid forthwith following final determination of the dispute in accordance with               subsection (c).

3.3       Remittances

The Purchaser covenants and agrees to remit on a timely basis all amounts received by it as part of the Cash Receipts which are required to be remitted on account of payroll Taxes, Sales Taxes and GST with respect to the Intervening Period.

ARTICLE 4

CLOSING DOCUMENTS

4.1       Forms of Documents

The Parties agree that the following documents are in agreed form for the Closing as of the date of this asset purchase amending agreement:

        (d)        the Schedules to the Purchase Agreement other than Schedules 3, 6, 7 and 23;

        (e)        the Head Office Sublease;

        (f)         the Transition Services Agreement;

        (g)        the Logistics Services Agreement;

        (h)        the Lease Guarantee;

                (i)        all certificates of any officer of the Vendor Group or of the Purchaser to be delivered at Closing pursuant to the terms of the                     Purchase Agreement;

                (j)         the General Conveyance of Purchased Assets;

                (k)        the General Assignment of Contracts;

        (l)         the Registrable Assignment of Purchased Trademarks;

        (m)       the Registrable Assignment of registered copyright;

        (n)        the Registrable Assignment of U.S. trademark application;  and

        (o)        the Omnibus Assignment and Assumption of Leases.

ARTICLE 5

GENERAL

5.1       Full Force and Effect

The Purchase Agreement as amended by this asset purchase amending agreement shall remain in full force and effect., and all references to the Agreement shall be read to include this asset purchase amending agreement.

5.2       Counterparts

This Agreement may be executed in any number of counterparts, by facsimile signature or otherwise, each of which when so executed shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one agreement, effective as of the date first indicated above.

5.3       Governing Law

This agreement shall be governed by and interpreted in accordance with the law of the Province of Ontario, and the federal law of Canada applicable therein.

5.4       Enurement

This agreement shall enure to the benefit of and be binding upon the Parties and their successors and assigns.

IN WITNESS OF WHICH the Parties have duly executed this agreement.

                                                                6295215 CANADA INC.

                                                                Per: /s/ Darrell Newman
                                                                Name: Darrell Newman
                                                                Title: Under the authority of a power of attorney
                                                                        given by Michael Gold, the President of 6295215 Canada Inc.

                                                                BLUENOTES LIMITED PARTNERSHIP
                                                                by its General Partner 3049463 NOVA SCOTIA ULC

                                                                Per: /s/ Cornelius N. Bulman Jr.
                                                                Name: Cornelius N. Bulman Jr.
                                                                Title: Secretary

                                                                RETAIL LICENSING COMPANY

                                                                Per: /s/ Joshua C. Miller
                                                                Name: Joshua C. Miller
                                                                Title: Assistant Secretary

                                                                                                                                AMERICAN EAGLE OUTFITTERS CANADA CORPORATION

                                                                Per: /s/ Cornelius N. Bulman Jr.
                                                                Name: Cornelius N. Bulman Jr.
                                                                Title: Secretary

                                                                                                                                3049463 NOVA SCOTIA INC.

                                                                Per: /s/ Cornelius N. Bulman Jr.
                                                                Name: Cornelius N. Bulman Jr.
                                                                Title: Secretary